Exhibit 10.2

Share Purchase Agreement

Between: WINNING INTERNATIONAL DEVELOPMENT LIMITED, a corporation duly formed under the British laws with its legal address at Palm Grove House, P.O.Box 438, Road Town, Tortola, British Virgin Islands (the “Seller”);

And: Wonder Auto Limited, corporation duly formed under the British laws with its legal address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Purchaser”, and together with the Seller, the “Parties”);

WHEREAS, the Seller holds 50% of the total shares of Jinzhou Dong Woo Precision Co. Ltd. (the “Dong Woo”), which is engaged on manufacturing, marketing, developing, selling, supplying and distributing regulator, rectifiers, and related products for automotive alternators within the territory of the People’s Republic of China;

WHEREAS, the Seller, Ms. Shuzi Quan, a Korean natural person, and Ms. Zhenshu Lee, a Korean natural person have signed all the necessary articles of association and agreements for implementing the business objectives and business scopes of Dong Woo. These necessary articles of association and agreements and other related agreements and documents shall be collectively referred to as the “Dong Woo Corporation Documents”;

WHEREAS, Dong Woo has received all approvals necessary for its establishment and operation from the relevant governmental authorities of the PRC, including its business license;

WHEREAS, according to the seventeenth (17) provision of the Articles of Association, the Board of Dong Woo is the supreme authority in Dong Woo and responsible for decision-making for all important issues in various activities, businesses, and operations of Dong Woo;

WHEREAS, the Board members of Dong Woo have unanimously adopted a resolution at August 23, 2006, which agreed and approved the Seller to transfer its 50% shares in Dong Woo and all its rights and obligations stipulated in the Dong Woo Corporation Documents (collectively referred to as the “Seller’s Rights and Interests”) to the Purchaser, and agreed and approved to make relevant amendments to the Dong Woo Corporation Documents. The Board has agreed to do all such things and to sign all such documents as may be necessary and proper to give effect to such resolutions;

Adhering to the principle of equality and mutual benefit and through friendly consultations, the Parties have signed this Agreement as follows at Jinzhou City, Liaoning Province of PRC at this 23rd date of August 2006 (the “Signing Date”) :

Article 1 Share Transfer

1.1	The Seller hereby agrees to sell and the Purchaser agrees to buy the Seller’s Rights and Interests in accordance with stipulations of this Agreement.

1.2
The Purchaser hereby agrees to undertake all the responsibilities and obligations related with the Seller Rights and Interests and under the Dong Woo Corporation Documents in accordance with stipulations of this Agreement.

Article 2 Purchase Price and Payments Terms

2.1.	The Seller hereby agrees to pay a sum of 4.85 Million U.S. Dollars (US$4,850,000) (the “Purchase Price”) in exchange for the Seller’s Rights and Interests as specified in this Agreement.

2.2
Within one (1) month from the signing date of this Agreement, the Purchaser shall deposit US$2.43 million (US$2,430,000) as the first payment of the Purchase Price to the designated bank account of the Seller.

2.3
The Parties hereby agree that the Purchaser shall deposit the remaining Purchase Price US$2.42 million (US$2,420,000) to the designated bank account of the Seller within 5 days after the confirmation by the Purchaser that Dong Woo attains a net income of no less than RMB13 million ($13,000,000) for the fiscal year 2006, provided, however, that if Dong Woo’s 2006 net income for the fiscal year of 2006 is less than RMB 13 million ($13,000,000), the Purchaser is entitled to deduct the Purchase Price proportionally with the amount of unfulfilled profit

2.4	Within three (3) business days after the first payment by the Purchaser as stipulated in Clause 2.2 above, the Parties shall:

2.4.1	Prepare, execute and file all necessary or required documents to the relevant governmental authorities of the PRC for the alternation of shareholding.

2.4.2	The Seller shall provide the Purchaser with all documents and cooperation necessary or required in order to let the purchaser takeover the Seller’s Rights and Interests when this Agreement is signed.

2.5	The Seller agrees that after signing of this Agreement, the Purchaser shall become the owner of the 50% interest in Dong Woo and participate in the management and operation of Dong Woo immediately.

2.6
From the Signing Date of this Agreement, the Seller shall no longer retain any rights and interests in Dong Woo, including its former power in Dong Woo, and the Purchaser shall have all the rights as a shareholder with respect to the 50% of the total shares of Dong Woo covered by this Agreement.

Article 3 Disposition of the Distributable Profit Accrued Before Signing of This Agreement

After this Agreement becomes effective on the Signing Date, all the distributable profit of Dong Woo in 2005 shall be disposed as follows:

3.1	All the distributable profit of Dong Woo in 2005 shall be owned by the shareholders in Dong Woo before the Signing Date of this Agreement.

3.2	All the distributable profit of Dong Woo in 2005 shall be distributed under the condition without any shortages of Dong Woo’s working capital.

Article 4 Liabilities

4.1
From the Signing Date of this Agreement, the Seller shall not be responsible for any liabilities of Dong Woo whether arising before, on or after the consummation of the transactions contemplated by this Agreement. In case this Agreement is not effected, the Seller shall resume the relevant liabilities of Dong Woo.

Article 5 Board of Dong Woo

5.1
From the Signing Date of this Agreement, whereat the dispatched director of the Seller shall resign; The Seller covenants that it will cause three (3) of the Purchaser’s designees to be appointed to the board of the directors of Dong Woo and such appointments shall become effective upon the resignation of the directors designated by the Seller.

Article 6 Confirmation of Profit and Loss

6.1
The Parties hereby confirm that they intend that the Purchase Price represents the fair value of the Seller’s Rights and Interests. Consequently, the interests of the Parties’ in the course of the share transfer in this Agreement are fair.

Article 7 Responsibilities of the Parties

7.1
From the Signing Date of this Agreement, the Parties shall take appropriate commercial measures to avoid any adverse consequences of the share transfer in this Agreement on the employees and the customers of Dong Woo.

7.2
From the Signing Date of this Agreement, the Parties shall properly exercise their obligations as shareholders in light of their pre-existing ownership, and warrant that its designated directors shall comply with the terms of this Agreement.

7.3	The Purchaser covenants and agrees that:

7.3.1
Undertaking all responsibilities and obligations relating to, in connection with or in respect of the Seller Rights and Interests under the Dong Woo Corporation Documents and promise to observe and perform.

7.3.2
Carrying on and conducting Dong Woo’s business in a proper and efficient manner so as to preserve and protect Dong Woo’s properties and assets, its business and its earnings, incomes, rents, issues and profits.

Article 8 Amendment

8.1	Any amendments to this Agreement shall be put forward in writing between the Parties.

Article 9 Termination

9.1	This Agreement can be terminated by written agreement between the Parties.

9.2
If one party commits a breach or delays performance of any of its obligation under this Agreement and fails to remedy such breach or performance delay within thirty (30) days after receiving a written notice of such breach or performance delay from the non-breaching or non-delaying party, the non- breaching or non-delaying party may terminate this Agreement.

9.3	If one party makes this Agreement impossible to perform, the other party may terminate this Agreement.

Article 10 Remedies

10.1
If one party commits a beach or does not perform its duties or obligations under this Agreement for any reason, such breaching or non-performing party shall be responsible for the breach or non-performance of its duties or obligations and shall compensate all losses suffered by the non-breaching party as a result thereof.

10.2
In the event the Purchaser fails to perform its obligations set forth in Clause 2.2 of this Agreement and such non-performance lasts up fifteen (15) calendar days, the Seller may unilaterally terminate this Agreement, and if this Agreement is so terminated by the Seller, the Purchaser shall compensate the Seller in the amount equal to ten percent (10%) of the Purchase Price.

Article 11 Force Majeure

11.1
If performance of this Agreement in whole or in part is prevented, restricted or interfered with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a “Force Majeure condition”), the party suffering from the force majeure shall inform the other party in facsimile. The suffering party shall provide to the other party a valid evidentiary document setting forth in detail the Force Majeure Condition, its expected duration and the consequences, which should be effective and proved by the notarization agency in the place where the force majeure took place within fifteen (15) days after the incident. If the duration of the force majeure lasted for three (3) months, the Parties shall thereafter consult with each other so as to avoid or minimize the loss caused by the force majeure and possibility of terminating this agreement. If the Parties cannot agree on a mutually satisfying solution within three (3) months of such consultation, either party may send a thirty (30) days intent written notice to the other party to take a vote about whether terminate this Agreement or not.

Article 12 Dispute Resolution

12.1
All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the Parties by discussion and mutual accord. If a mutual accord cannot be reached between the Parties within thirty (30) days of the receipt of the written notice by one of the Parties of the dispute to the other party, either party may submit the dispute to arbitration to the International Chamber of Commerce in Stockholm, Sweden for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing party.

Article 13 Waiver

13.1
Any act of non-performance or delay on the performance of any rights, damages for breach, termination and any other rights under this Agreement shall not be deemed an act of waiver. The exclusive or partial performance of any rights, compensation, damages for breach and any other rights under this Agreement shall not affect the performance of these and other rights.

Article 14 Miscellaneous

14.1	This Agreement shall become effective as of the Signing Date.

14.1	This Agreement is written and executed in Chinese and English, and the two versions written in Chinese and in English with equal legal effect.

14.2
In case any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions or the remaining applications shall not be affected or impaired.

14.3	The preamble forms are an integral part of this Agreement.

14.4
This Agreement shall be executed in seven (7) copies. The Seller and the Purchaser shall each keep two (2) copies, and the Dong Woo shall keep three (3) copies for purposes of going through relevant shareholder alternation formalities.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

The Seller: WINNING INTERNATIONAL DEVELOPMENT LIMITED

Representative’s Signature:
/s/ Xuhui Xie

The Purchaser: WONDER AUTO LIMITED

Representative’s Signature:
/s/ Qingjie Zhao